Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333- 258321, 333-253881, 333-234769, 333-232303, 333-231126 and 333-230191 on Form S-3 and Registration Statement Nos. 333-200409, 333-203059, 333-225366, 333-226517, 333-231991, 333-231993, 333-237119, 333-237126, 333-238228, 333-252516 and 333-263422 on Form S-8 of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) dated March 23, 2025, relating to the consolidated financial statements of Evofem Biosciences, Inc. appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BPM, LLP

Sacramento, California

March 23, 2025